Exhibit 2.2

DAVIS POLK & WARDWELL LLP
450 Lexington Avenue
New York, New York 10017
Telephone: (212) 450-4000
Facsimile: (212) 607-7973
Marshall S. Huebner (admitted pro hac vice)

Brian M. Resnick (admitted pro hac vice)
Michelle M. McGreal (admitted pro hac vice)

Counsel to the Debtors
and Debtors in Possession

HUNTON & WILLIAMS LLP

Riverfront Plaza, East Tower

951 East Byrd Street

Richmond, Virginia 23219

Telephone: (804) 788-8200

Facsimile: (804) 788-8218

Tyler P. Brown (VSB No. 28072)

Henry P. (Toby) Long, III (VSB No. 75134)

Justin F. Paget (VSB No. 77949)

Local Counsel to the Debtors

and Debtors in Possession

IN THE UNITED STATES BANKRUPTCY COURT FOR THE EASTERN DISTRICT OF VIRGINIA RICHMOND DIVISION
In re: JAMES RIVER COAL COMPANY, et al., Debtors.[1]	Chapter 11 Case No. 14-31848 (KRH) (Jointly Administered)

ORDER (i) APPROVING THE SALES AND TRANSFERS OF CERTAIN ASSETS AND LIABILITIES FREE AND CLEAR OF LIABILITIES AND ENCUMBRANCES, (ii) AUTHORIZING THE ASSUMPTION AND ASSIGNMENT OF CERTAIN EXECUTORY CONTRACTS AND UNEXPIRED LEASES IN CONNECTION THEREWITH, AND
(iii) GRANTING RELATED RELIEF

Upon the Debtors’ Motion for Entry of an Order (I) Approving the Strategic Transaction Bidding Procedures, (II) Scheduling Bid Deadlines and the Auction, (III) Approving the Form and Manner of Notice Thereof and (IV) Granting Related Relief, dated April 7, 2014 [ECF No. 27] (the “Motion”); and the Court having entered the Order (I) Approving the Strategic Transaction Bidding Procedures, (II) Scheduling Bid

Deadlines and the Auction, (III) Approving the Form and Manner of Notice Thereof and (IV) Granting Related Relief, dated May 9, 2014 [ECF No. 254] (the “Strategic Transaction Bidding Procedures Order”),[2] (i) authorizing the Debtors to solicit and consider offers for the Auctioned Assets and conduct one or more Auctions in accordance with certain strategic transaction bidding procedures (the “Strategic Transaction Bidding Procedures”); (ii) approving the form and manner of notice of such Auctions and Sale Hearings (as defined below); and (iii) approving the manner in which the notice of the assumption and assignment of the Assumed Contracts and proposed Cure Costs related thereto (if any) would be provided and the procedures related to the assumption and assignment of the Assumed Contracts; and the Debtors having solicited Bids in accordance with the Strategic Transaction Bidding Procedures; and the Debtors (in consultation with the DIP Agent and the UCC) having selected Revelation Energy, LLC (the “Purchaser”) as the Successful Bidder for certain assets of James River Coal Company (“James River”) and the subsidiaries of James River set forth on Schedule A to the executed asset purchase agreement attached hereto as Exhibit A (the “APA”) among the Purchaser and James River and such subsidiaries (collectively, the “Sellers” and each being a Debtor herein) in accordance with the Strategic Transaction Bidding Procedures; and the Court having conducted a hearing on December 29, 2014 (the “Sale Hearing”) to consider approval of (i) the APA, (ii) the sale and transfer (the “Sale”) of certain of the Sellers’ assets and liabilities free and clear of all Liabilities and Encumbrances except as expressly provided in the APA and/or this Order, and the transactions (including, without limitation, the assumption and assignment of the Assumed Contracts), Transaction Documents and other agreements contemplated thereby, and (iii) the assumption and assignment of certain executory contracts and unexpired leases in connection therewith; and all parties in interest having been heard, or having had the opportunity to be heard, regarding the APA, the Sale and the transactions contemplated thereby; and upon the record of the hearing to consider approval of the Strategic Transaction Bidding Procedures, the Sale Hearing, and the Chapter 11 Cases (as defined herein) and proceedings had before the Court, and after due deliberation thereon, and good cause appearing therefor;

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[1] The Debtors, along with the last four digits of each Debtor’s federal tax identification number, are listed on Schedule 1 attached to the Motion.

[2] Capitalized terms used, but not defined, herein have the meaning ascribed to them in the Strategic Transaction Bidding Procedures or the APA (as defined herein), as applicable. This Order shall be deemed to incorporate any findings of fact and conclusions of law made on the record at the Sale Hearing (as defined herein) pursuant to Bankruptcy Rule 7052.

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THE COURT HEREBY FINDS AS FOLLOWS:[3]

A. Bankruptcy Petitions. On April 7, 2014 (the “Petition Date”), each of the Debtors filed a voluntary petition for relief under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) (collectively, the “Chapter 11 Cases”).

B. Jurisdiction and Venue. This Court has jurisdiction over the Motion and the APA pursuant to 28 U.S.C. §§ 157 and 1334. Venue of the Chapter 11 Cases and the Motion in this District is proper under 28 U.S.C. §§ 1408 and 1409. This matter is a core proceeding pursuant to 28 U.S.C. § 157(b).

C. Statutory Predicates. The statutory predicates for the relief requested in the Motion are sections 105, 362, 363 and 365 of the Bankruptcy Code, Rules 2002, 6004 and 6006 of the Federal Rules of Bankruptcy Procedures (the “Bankruptcy Rules”) and Local Rule 6004-2 of the Local Rules for the United States Bankruptcy Court for the Eastern District of Virginia (the “Local Bankruptcy Rules”).

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[3] Findings of fact shall be construed as conclusions of law and conclusions of law shall be construed as findings of fact where appropriate. See Fed. R. Bankr. P. 7052.

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D. Debtors in Possession. The Debtors continue to operate their business and manage their properties as debtors in possession pursuant to sections 1107(a) and 1108 of the Bankruptcy Code.

E. No Trustee or Examiner. No trustee or examiner has been appointed in the Chapter 11 Cases.

F. Notice. As evidenced by the certifications of service previously filed with the Court, and based on the representations of counsel at the Sale Hearing: (i) proper, timely, adequate and sufficient notice of the Motion, the selection of the Purchaser as the Stalking Horse Bidder, the APA, the assumption and assignment of the Assumed Contracts (and proposed Cure Costs related thereto, if any), the Sale Hearing, this Order and the Sale has been provided in accordance with sections 102(1), 363 and 365 of the Bankruptcy Code, Bankruptcy Rules 2002, 6004, 6006, 9006 and 9007 and Local Rule 6004-2 and in compliance with the Strategic Transaction Bidding Procedures as modified herein; (ii) such notice was good and sufficient, and appropriate under the particular circumstances; and (iii) no other or further notice of the Motion, the APA, the Sale Hearing, the Sale, the assumption and assignment of the Assumed Contracts (and proposed Cure Costs related thereto, if any) or the entry of this Order is necessary or shall be required. Notice of the Motion, the Sale and the Sale Hearing was also posted electronically on the website maintained by Epiq Bankruptcy Solutions, LLC, the Debtors’ Claims, Noticing and Balloting Agent, at http://dm.epiq11.com/JamesRiverCoal.

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G. Consent to Bid Protections. The Debtors have obtained the consent of the DIP Agent and the UCC to the Bid Protections contained in the APA.

H. Notice to Contract Counterparties. The Debtors served notice of the assumption and assignment of the Assumed Contracts (and proposed Cure Costs related thereto, if any) on each non-debtor contract counterparty under each Assumed Contract identified on the schedule filed by the Debtors with the Court on December 22, 2014 [ECF No. 786] (a “Contract Counterparty” and collectively the “Contract Counterparties”), and each such Contract Counterparty has been provided with reasonable opportunity to object and be heard with respect to the assumption and assignment of the Assumed Contracts and any Cure Costs in respect thereof in accordance with the Assumption Procedures as modified herein.

I. Opportunity to Object. A reasonable opportunity to object or be heard regarding the relief requested in the Motion has been afforded to all interested persons and entities, including the following: (i) the Core Parties, (ii) the 2002 List Parties and (iii) all applicable federal, state and local taxing and regulatory authorities.

J. Opportunity to Bid. The Debtors marketed the Purchased Assets to potential purchasers both before and during the Chapter 11 Cases. Based upon the record of these proceedings, all creditors and other parties in interest and all prospective purchasers have been afforded a reasonable and fair opportunity to bid for the Purchased Assets. No other person, entity or group has submitted a higher or otherwise better bid for the Purchased Assets than the Purchaser.

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K. Highest or Otherwise Best Offer. The total consideration provided by the Purchaser for the Purchased Assets is the highest or otherwise best offer for the Purchased Assets received by the Debtors. On December 27, 2014, with no higher or otherwise better offers for the Purchased Assets having been made, the Debtors (in consultation with the DIP Agent and the UCC) declared the Purchaser as the Successful Bidder for the Purchased Assets in accordance with the Strategic Transaction Bidding Procedures Order, which determination constitutes a valid and sound exercise of the Debtors’ business judgment. The Purchaser has complied in all respects with the Strategic Transaction Bidding Procedures Order.

L. Justification for Sale. As demonstrated by the record of the Sale Hearing and the dockets in the Chapter 11 Cases, the Debtors have demonstrated good and sufficient reasons for the Court to approve entry into the APA and the Sale. Sound business reasons have been articulated for performing the obligations set forth in the APA and selling the Purchased Assets as set forth in the APA outside of a plan of reorganization. It is a reasonable exercise of business judgment to execute, deliver and consummate the APA with the Purchaser and consummate the transactions contemplated thereby, and such acts are in the best interests of the Debtors, their estates and all parties in interest. The Court finds that the Debtors have articulated good and sufficient business reasons, which include, but are not limited to, the following: (i) the APA constitutes the highest or otherwise best offer for the Purchased Assets; (ii) the APA and the closing thereon will present the best opportunity for the Debtors to realize the value of the Purchased Assets; and (iii) the Sale will enable the Debtors to avoid the ongoing expenditures related to the Purchased Assets. Accordingly, valid business purposes exist for approval of the Sale pursuant to sections 363(b), (f) and (m) of the Bankruptcy Code. The Debtors may sell, transfer and assign the Purchased Assets free and clear of Liabilities and Encumbrances (in each case, except for those explicitly and expressly assumed in the APA) in accordance with section 363 of the Bankruptcy Code. The transfer of the Purchased Assets to the Purchaser is or will be a legal, valid and effective transfer of the Purchased Assets, and will vest the Purchaser with all right, title and interest in and to the Purchased Assets, free and clear of Liabilities and Encumbrances, except those explicitly and expressly assumed in the APA.

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M. Title to the Purchased Assets. The Debtors are the sole and lawful owners of the Purchased Assets. The Purchased Assets constitute property of the Debtors’ estates, and title thereto is vested in the Debtors’ estates within the meaning of section 541(a) of the Bankruptcy Code. Each of the Assumed Contracts constitutes an executory contract, which remains in full force and effect and is the proper subject of assumption and assignment under applicable law.

N. Corporate Power and Authority. Subject to entry of this Order, (i) the Debtors have full corporate power and authority to execute and deliver the APA and all other documents contemplated thereby, (ii) the sale of the Purchased Assets under the APA and the assumption and assignment of the Assumed Contracts have been duly and validly authorized by all necessary corporate action, (iii) the Debtors have all of the power and authority necessary to consummate the transactions contemplated by the APA and to perform all of their respective obligations thereunder, and (iv) no government, regulatory or other consents or approvals, other than those expressly provided for in the APA, are required for the Debtors to enter into the APA and consummate the transactions contemplated by the APA.

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O. Fair Consideration; No Fraudulent Transfer. The Purchase Price and other considerations, including the assumption of Assumed Liabilities, contemplated by the APA is fair and constitutes reasonably equivalent value and reasonable market value for the Purchased Assets. The terms and conditions set forth in the APA, including the total consideration to be realized by the Debtors, are fair and reasonable and the Sale is in the best interests of the Debtors and their estates and their creditors and interest holders, and the consideration constitutes reasonably equivalent value under the Bankruptcy Code and the laws of the United States, any state, territory, possession or the District of Columbia (including the Uniform Fraudulent Conveyance Act and the Uniform Fraudulent Transfer Act). The APA was not entered into for the purpose of hindering, delaying or defrauding creditors under the Bankruptcy Code or other applicable laws.

P. Transfer and Sale of Assumed Liabilities. The transfer and sale of the Assumed Liabilities pursuant to the terms of this Order is integral to the APA and is in the best interests of the Debtors, their estates and their creditors, and represents the reasonable exercise of sound and prudent business judgment by the Debtors. Accordingly, such transfer and sale to the Purchaser is reasonable, enhances the value of the Debtors’ estates and does not constitute unfair discrimination. As among the Debtors and the Purchaser, nothing in this Order shall enlarge or restrict any obligations of the Debtors or the Purchaser under the APA with respect to the Assumed Liabilities.

Q. Good Faith Purchaser. The Purchaser is a purchaser in good faith with respect to the Purchased Assets, as that term is used in section 363(m) of the Bankruptcy Code. The APA was negotiated, proposed and entered into by the Debtors (in consultation with the DIP Agent and the UCC) and the Purchaser without collusion, in good faith, and from arm’s–length bargaining positions, and the Purchaser is entitled to all of the protections afforded under section 363(m) of the Bankruptcy Code and any other applicable bankruptcy and non-bankruptcy law. Neither the Debtors nor the Purchaser has engaged in any conduct that would cause or permit the Sale or APA to be voided under section 363(n) of the Bankruptcy Code. Specifically, the Purchaser has not acted in a collusive manner with any person, and the purchase price was not controlled by any agreement.  The Purchaser is not, and was not immediately prior to the Closing Date, an “affiliate” or “insider” of the Debtors as defined in section 101 of the Bankruptcy Code, and no common identity of incorporators, directors or stockholders existed between the Purchasers and the Debtors immediately prior to the Closing Date.

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R. No Liabilities or Encumbrances. Except as specifically provided in the APA or this Order, the Purchaser shall not assume or become liable for any Liabilities or Encumbrances relating to the Purchased Assets being sold or assigned by the Debtors. Any such valid and enforceable Encumbrances shall attach to the proceeds of the Sale.

S. Free and Clear; No Unresolved Objection to Assumption and Assignment. As a condition to purchasing the Purchased Assets and accepting the assignment of the Assumed Contracts, the Purchaser requires that: (a) the Purchased Assets be sold free and clear of Liabilities, Encumbrances and unresolved objections to assumption and assignment except as specifically provided in the APA; and (b) the Purchaser shall have no liability whatsoever for any obligations of, or claims (including, without limitation, as defined in section 101(5) of the Bankruptcy Code) against, the Debtors except those expressly provided in the APA or this Order. The Purchaser will not enter into the APA and consummate the Sale, thus adversely affecting the Debtors’ estates, if the Sale was not free and clear of Liabilities and Encumbrances, if any Assumed Contract was the subject of any timely filed and unresolved objection to assumption and assignment other than an objection with respect to the amount of a Cure Cost or if the Purchaser was or would be liable for any obligations of, or claims (including, without limitation, as defined in section 101(5) of the Bankruptcy Code) against, the Debtors, except as otherwise explicitly provided in the APA or this Order. The Debtors may sell the Purchased Assets free and clear of any and all Liabilities and Encumbrances except as otherwise explicitly provided in the APA or this Order because, in each case, one or more of the standards set forth in section 363(f)(1)-(5) of the Bankruptcy Code has been satisfied. Contract Counterparties and holders of such Liabilities and Encumbrances who did not object, or who withdrew their objections, to the Sale or the assumption and assignment of any Assumed Contract, and/or any Cure Cost related thereto, are deemed to have consented to the Motion and the Sale pursuant to section 363(f)(2) of the Bankruptcy Code. Any holder of an Encumbrance who did object falls within one or more of the other subsections of section 363(f) of the Bankruptcy Code and is adequately protected by having its Encumbrance, if any, attach to the proceeds of the Sale ultimately attributable to the Purchased Assets in which such holder alleges an Encumbrance, in the same order of priority, with the same validity, force and effect that such holder had prior to the closing of the Sale, and subject to any claims and defenses the Debtors and their estates may possess with respect thereto. Any unresolved objection of any Contract Counterparty is deemed to be an objection only as to the amount of the applicable Cure Cost.

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T. No Successor Liability. Except as otherwise expressly set forth in this Order and/or provided in the APA, the Purchaser and its affiliates, predecessors, successors, assigns, members, partners, principals, directors, officers, and shareholders (or equivalent) shall have no obligations with respect to any liabilities of the Debtors other than Assumed Liabilities. The transactions contemplated under the APA do not amount to a consolidation, merger, or de facto merger of the Purchaser with the Debtors and/or the Debtors’ estates or any of them. There is not substantial continuity between the Purchaser and any of the Debtors. There is no common identity between the Debtors and the Purchaser. There is no continuity of enterprise between the Debtors and the Purchaser. The Purchaser is not a mere continuation of the Debtors or their estates. The Purchaser does not constitute a successor to any of the Debtors or their estates. Other than as expressly set forth in this Order and/or provided in the APA as to the Assumed Liabilities, the Purchaser and its affiliates, predecessors, successors, assigns, members, partners, directors, officers, principals and shareholders (or equivalent) shall have no obligations with respect to any Liabilities of the Debtors including, without limitation, all “claims” (as defined in section 101(5) of the Bankruptcy Code). The Purchaser would not have entered into the APA or acquired the Purchased Assets but for the foregoing protections against potential claims, including those based upon “successor liability” theories.

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U. Assumption and Assignment. Except as expressly set forth in the APA, the transfer of the Assumed Contracts to the Purchaser will not subject the Purchaser to any liability whatsoever prior to the Closing Date or by reason of such transfer under the laws of the United States, any state, territory, or possession thereof, or the District of Columbia, based, in whole or in part, on any theory of law or equity. The Debtors have demonstrated that it is an exercise of their sound business judgment to assume and assign the Assumed Contracts to the Purchaser in connection with the consummation of the transactions contemplated by the APA. The Assumed Contracts are an integral part of the Purchased Assets being purchased by the Purchaser and, accordingly, such assumption and assignment is reasonable, enhances the value of the estates and does not constitute unfair discrimination. In these circumstances, the Purchaser and the Debtors have provided adequate assurance of the cure of any default existing prior to the date hereof under the Assumed Contracts. The Purchaser has provided adequate assurance of future performance of and under the Assumed Contracts within the meaning of section 365(b)(1)(C) and (f)(2)(B) of the Bankruptcy Code. No provision of any Assumed Contract that purports to prohibit, restrict, or condition the assignment of any such Assumed Contract in connection with the transactions contemplated by the APA shall have any force or effect. Pursuant to section 365(f) of the Bankruptcy Code, the Assumed Contracts shall be assigned and transferred to, and remain in full force and effect for the benefit of, the Purchaser, notwithstanding any provision of the Assumed Contracts or other restriction prohibiting their assignment or transfer.

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V. Cure/Adequate Assurance. The Debtors have met all of the requirements of section 365(b) of the Bankruptcy Code for each of the Assumed Contracts. The Debtors and the Purchaser have provided adequate assurance of cure of any default existing prior to the Closing Date under any of the Assumed Contracts within the meaning of section 365(b)(1)(A) of the Bankruptcy Code, and provided adequate assurance of compensation to any party for any actual pecuniary loss to such party resulting from such default under any of the Assumed Contracts within the meaning of section 365(b)(1)(B) of the Bankruptcy Code. The Contract Counterparties were given notice and the opportunity to object to the assumption and assignment of the Assumed Contracts (and proposed Cure Costs related thereto, if any) and are deemed to have consented to the assumption and assignment of the Assumed Contracts (and proposed Cure Costs related thereto, if any).

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W. Royalties and Unmined Mineral Taxes. The Debtors’ agreement to satisfy (i) all obligations to pay royalties that were incurred prior to the Closing Date under any Assumed Contract, but which are not yet due and payable at the time of the Closing (the “Gap Royalties”) and (ii) all obligations to pay unmined mineral taxes that were incurred prior to the Closing Date under any Assumed Contract, but which are not yet due and payable at the time of the Closing (the “Gap Taxes”) out of the proceeds of the sale of the Excluded Equipment and to grant a lien in such Excluded Equipment to the Purchaser to secure such payments provided that the Purchaser shall be deemed to have consented to the sale of the Excluded Equipment free and clear of any such lien is fair and reasonable.

X. Injunction Necessary. An injunction against creditors and third parties pursuing Liabilities and Encumbrances is necessary to induce the Purchaser to close the Sale; the issuance of such an injunction is therefore necessary to avoid irreparable injury to the Debtors’ estates, and will benefit all creditors.

Y. Compliance with the Bankruptcy Code. The closing of the Sale under the APA is legal, valid, and properly authorized under all applicable provisions of the Bankruptcy Code other applicable law, including, without limitation, sections 105(a), 363(b), 363(f), 363(m), 365(b) and 365(f) of the Bankruptcy Code, and all of the applicable requirements of such sections have been or will be complied with in respect of the assumption and assignment of the Assumed Contracts and the Sale as of the Closing Date.

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Z. Sale Not a Sub Rosa Plan. The sale and assignment of the Purchased Assets and Assumed Liabilities outside of a plan of reorganization pursuant to the APA neither impermissibly restructures the rights of the Debtors’ creditors nor impermissibly dictates the terms of a liquidating plan of reorganization for the Debtors. The Sale does not constitute a sub rosa chapter 11 plan.

AA. Surety Letter Agreement. The Surety Letter Agreement is reasonable, was a material inducement for, and was an express condition of, the Purchaser’s willingness to enter into the APA, and is in the best interests of the Debtors, their estates and creditors, and represents the reasonable exercise of sound and prudent business judgment by the Debtors.

BB. Time is of the Essence. Time is of the essence in consummating the transactions under the APA. In order to maximize the value of the Debtors’ assets, it is essential that the sale of the Purchased Assets and assignment of the Assumed Contracts occur within the time constraints set forth in the APA. Specifically, the Sale must be approved and consummated promptly in order to preserve the viability of the business subject to the Sale as a going concern, and to maximize the value to the Debtors, their estates, their creditors, and all other parties in interest. Accordingly, there is cause to lift the stays contemplated by Bankruptcy Rules 6004 and 6006.

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AND IT IS HEREBY ORDERED, ADJUDGED AND DECREED THAT:

1. The Sale, the APA and the transactions contemplated thereby are approved, and the Debtors are authorized and empowered to enter into the APA, to perform their obligations thereunder, and to take such action as is necessary to effectuate the terms of the APA, without any further corporate authorization or order of this Court.

2. The Debtors are hereby authorized, empowered and directed, pursuant to sections 105, 363(b) and (f) and 365 of the Bankruptcy Code, to sell the Purchased Assets to the Purchaser, assume the Assumed Contracts and assign the Assumed Contracts to the Purchaser, pursuant to and in accordance with the terms and conditions of the APA, and, pursuant to sections 363 and 365 of the Bankruptcy Code, title to the Purchased Assets, including the Assumed Contracts, shall pass to the Purchaser at closing, free and clear of any and all Liabilities and Encumbrances except as specifically provided in the APA. All such Liabilities and Encumbrances upon the Purchased Assets shall be unconditionally released, discharged and terminated, with all such Encumbrances to attach only to the proceeds of the Sale with the same priority, validity, force and effect as they existed with respect to the Purchased Assets prior to the Closing Date except as may be set forth herein.

3. The Debtors and the Purchaser are directed to comply, and shall comply, with all provisions of the APA, including, but not limited to, executing and delivering all additional instruments and documents that may be reasonably necessary to implement the APA, in each case, in accordance with the terms of the APA.

4. The Purchaser shall not be required to seek or obtain relief from the automatic stay under section 362 of the Bankruptcy Code to enforce any of its remedies under the APA or any other related document. The automatic stay imposed by section 362 of the Bankruptcy Code is modified solely to the extent necessary to implement the preceding sentence.

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5. The transfer of the Purchased Assets to the Purchaser pursuant to the APA constitutes a legal, valid and effective transfer and shall vest the Purchaser with all right, title and interest of the Debtors in and to the Purchased Assets so transferred.

6. This Order also shall be construed, and constitute for any and all purposes, a complete and general assignment, conveyance and transfer of all right, title and interest of the Debtors and their estates to the Purchaser of (i) the Purchased Assets and (ii) the Assumed Contracts. Each and every federal, state, and local governmental agency or department is hereby directed to accept any and all documents and instruments necessary and appropriate to consummate the transactions contemplated by the APA.

7. This Order and the APA shall be binding upon, and shall inure to the benefit of the Debtors, the Purchaser, and their respective successors and assigns, including, without limitation, any chapter 11 trustee hereinafter appointed for the Debtors or any trustee appointed in a chapter 7 case, and its estate and creditors, if any of the Chapter 11 Cases are converted from chapter 11.

8. On the Closing Date, each of the creditors of the Debtors is authorized and directed to execute such documents and take all other actions as may be necessary to release Encumbrances against or in the Purchased Assets, if any, as such Encumbrances may have been recorded or may otherwise exist. The Debtors and the Purchaser shall have no obligation to proceed with the closing of the transactions contemplated by the APA until all conditions precedent to their obligations to proceed have been met, satisfied or waived in accordance with the terms of the APA.

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9. If any person or entity that has filed financing statements, mortgages, mechanic’s liens, lis pendens, or other documents or agreements evidencing Encumbrances against or in the Purchased Assets shall not have delivered to the Debtors prior to the Closing Date, in proper form for filing and executed by the appropriate parties, termination statements, instruments of satisfaction, and releases of Encumbrances that the person or entity has with respect to the Purchased Assets or otherwise, the Debtors are hereby authorized and directed to execute and file such statements, instruments, releases and other documents on behalf of the person or entity with respect to the Purchased Assets.

10. Effective upon the Closing Date, all parties and/or entities, including, but not limited to, all debt security holders, equity holders, governmental, tax and regulatory authorities, trade creditors, employees, litigation claimants and other creditors, asserting Liabilities and Encumbrances or contract rights against the Debtors and/or any of the Purchased Assets, including the Assumed Contracts, are hereby permanently enjoined and precluded from, with respect to such Liabilities and Encumbrances: (i) asserting, commencing or continuing in any manner any action against the Purchaser or any director, officer, agent, representative or employee of the Purchaser (all such entities are collectively referred to as the “Protected Parties”) or against any Protected Party’s Purchased Assets or properties, including, without limitation, the Purchased Assets; (ii) the enforcement, attachment, collection or recovery, by any manner or means, of any judgment, award, decree or order against the Protected Parties or any properties or Purchased Assets of the Protected Parties, including, without limitation, the Purchased Assets; (iii) creating, perfecting or enforcing any encumbrance of any kind against the Protected Parties or any properties or Purchased Assets of the Protected Parties, including, without limitation, the Purchased Assets; (iv) asserting any setoff, right of subrogation or recoupment of any kind against any obligation due the Protected Parties; and (v) taking any action, in any manner, in any place whatsoever, that does not conform to or comply with the provisions of this Order or the APA.

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11. The provisions of this Order authorizing the sale of the Purchased Assets free and clear of Liabilities and Encumbrances (with such Liabilities and Encumbrances to attach to the proceeds of the Sale) shall be self-executing, and none of the Debtors, the Purchaser nor any other party shall be required to execute or file releases, termination statements, assignments, cancellations, consents or other instruments to effectuate, consummate and/or implement the provisions hereof with respect to such sale; provided, however, that this paragraph shall not excuse such parties from performing any and all of their respective obligations under the APA. Without in any way limiting the foregoing, the Purchaser is empowered to execute and file releases, termination statements, assignments, consents, cancellations or other instruments to effectuate, consummate and/or implement the provisions hereof with respect to such sale.

12. A certified copy of this Order may be filed with the appropriate clerk and/or recorded to act to cancel any Encumbrances.

13. The Purchaser is not a “successor” of the Debtors or their estates by reason of any theory of law or equity. Consummation of the Sale and the transactions contemplated by the APA does not effect a de facto merger or consolidation of the Debtors and the Purchaser or result in the continuation of the Debtors’ business under the Purchaser’s control. The Purchaser is not, and will not become by virtue of the Sale, the alter ego of, a successor in interest to, or a continuation of the Debtors, nor is the Purchaser otherwise liable for the Debtors’ debts and obligations or incur any liability derived from the Purchased Assets or the Assumed Contracts within the meaning of any federal, state or local revenue, pension, ERISA, tax, labor (including any WARN Act), employment, environmental or other law, rule or regulation, unless otherwise specifically provided for in the APA or pursuant to this Order. The Purchaser shall have no liability for Excluded Liabilities unless otherwise agreed by the Debtors and the Purchaser. For purposes of this paragraph of the Order, all references to the Purchaser shall include the affiliates, subsidiaries and shareholders of the Purchaser.

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14. All entities that are presently, or on the Closing Date may be, in possession of some or all of the Purchased Assets are hereby directed to surrender possession of the Purchased Assets to the Purchaser on the Closing Date.

15. Nothing contained in any plan of reorganization (or liquidation) confirmed in the Chapter 11 Cases or the order of confirmation confirming any such plan shall conflict with or derogate from the provisions of the APA or the terms of this Order.

16. The APA is not a sub rosa chapter 11 plan for which approval has been sought without the protections that a disclosure statement would afford, and is not in violation of creditors’ and equity security interest holders’ voting rights.

17. The purchase by the Purchaser is a purchase in good faith for fair value within the meaning of section 363(m) of the Bankruptcy Code, and the Purchaser is entitled to the protection of section 363(m) of the Bankruptcy Code. Accordingly, the reversal or modification or appeal of the authorization provided herein to consummate the Sale shall not affect the validity of the sale to the Purchaser, unless such authorization is duly stayed pending such appeal prior to the Closing Date.

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18. The sale approved by this Order is not subject to avoidance pursuant to section 363(n) of the Bankruptcy Code. The consideration provided by the Purchaser for the Purchased Assets shall be deemed to constitute reasonably equivalent value and fair consideration.

19. From and after entry of this Order, none of the Debtors nor any other person or entity shall take or cause to be taken any action that would adversely affect or interfere with the transfer of the Purchased Assets either to the Debtors prior to the closing of the Sale for subsequent transfer to the Purchaser, or to the Purchaser in accordance with the terms and conditions of the APA and this Order.

20. The Debtors have demonstrated that the assumption by the applicable Debtors and assignment to the Purchaser of the Assumed Contracts is in the best interests of the Debtors, their creditors and their estates and represents a prudent exercise of the Debtors’ business judgment. The Assumed Contracts are an integral part of the Purchased Assets and, accordingly, such assumptions and assignments are reasonable, enhance the value of the estate and do not constitute unfair discrimination.

21. The Assumed Contracts shall be deemed to be executory contracts, which are valid and binding and in full force and effect and enforceable in accordance with their terms including, without limitation, those with respect to which any objection by any Contract Counterparty has heretofore been made, which objections include, without limitation, the Assumption/Rejection Objection [ECF No. 744] and the Letter to Reject the Assumption of Our Lease [ECF No 773]. Upon the Closing Date, in accordance with sections 105(a), 363 and 365 of the Bankruptcy Code, the Purchaser shall be fully and irrevocably vested with all right, title and interest of the Debtors under the Assumed Contracts. Each Contract Counterparty is hereby forever barred, estopped and permanently enjoined from raising or asserting against the Debtors, the Purchaser or the property of any of such parties, any assignment fee, claim that the transactions under the APA give rise to a right of first refusal in any person or entity, default, breach, claim, pecuniary loss, liability, or obligation (whether legal or equitable, secured or unsecured, matured or unmatured, contingent or noncontingent, known or unknown, liquidated or unliquidated senior or subordinate) arising under or out of, in connection with, or in any way related to the Assumed Contracts existing as of the Closing Date or arising by reason of the assumption, assignment and/or Closing. Notwithstanding the foregoing, pursuant to the terms of the APA, the Purchaser shall be liable for all obligations and liabilities arising after the Closing Date under the Assumed Contracts, all of which shall constitute Assumed Liabilities, and the Debtors shall not be liable for any such obligations or liabilities.[4]

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[4] Nothing in this Order shall be deemed to alter any rights that the Purchaser or the Debtors may have by and against each other pursuant to the terms of the APA.

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22. The Debtors and the Purchaser, as applicable, have (i) cured, or provided adequate assurance of cure with respect to, any default by the Debtors existing prior to the date hereof under any of the Assumed Contracts within the meaning of section 365(b)(1)(A) of the Bankruptcy Code and (ii) compensated, or provided adequate assurance of compensation, to the Contract Counterparty for any actual pecuniary loss to such party resulting from a default by the Debtors prior to the Closing Date under such Assumed Contracts, within the meaning of section 365(b)(1)(B) of the Bankruptcy Code in accordance with the Assumption Procedures. The Purchaser has provided adequate assurance of its future performance of and under the Assumed Contracts within the meaning of section 365(b)(1)(C) of the Bankruptcy Code in accordance with the Assumption Procedures.

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23. With respect to each Assumed Contract, the Cure Cost set forth on Exhibit B hereto to which no timely objection has been filed in accordance with the Assumption Procedures (as modified herein) (or such other amount or such other terms as may be agreed to by the Debtors and the Contract Counterparty to the applicable Assumed Contract or otherwise ordered by the Court) is the sole amount necessary to cure all monetary defaults by the Debtors and to pay all actual pecuniary losses, if any, with respect to such Assumed Contract pursuant to section 365(b)(1) of the Bankruptcy Code.

24. Pursuant to section 365 of the Bankruptcy Code, and subject to and conditioned upon the closing of the Sale, (a) the Debtors are hereby authorized to (i)  assume the Assumed Contracts and assign such contracts to the Purchaser, effective upon the Closing Date and (ii) execute and deliver to the Purchaser such documents or other instruments as may be necessary to assign and transfer such Assumed Contracts to the Purchaser, and (b) the Purchaser and/or the Debtors, as applicable, are hereby authorized to pay the Cure Costs (or such other amounts or such other terms as may be agreed to by the Debtors, the Purchaser and the Contract Counterparty to the applicable Assumed Contract or otherwise ordered by the Court), if any, on the Closing Date (or as soon thereafter as is reasonably practicable).

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25. The Debtors are hereby ordered, directed and authorized to pay the Gap Royalties and the Gap Taxes from the gross proceeds of the sale(s) of the Excluded Equipment. To secure such payments, upon payment in full in cash of the outstanding DIP Obligations (as defined in the DIP Order) (other than any Contingent Obligations (as defined in the DIP Order) not yet due at the time of such payment), the Purchaser shall be and hereby is granted by the Debtors a lien on and security interest in the Excluded Equipment, which lien and security interest shall be junior and subordinate in all respects to any lien on and security interest in the Excluded Equipment that may be granted to Great American Global Partners, LLC, and the Purchaser shall have no right to seek or exercise any enforcement rights or remedies in connection with the Gap Royalties or the Gap Taxes with respect to the Excluded Equipment at any time during which a lien on and security interest in such Excluded Equipment exists in favor of Great American Global Partners, LLC. No further action or documentation by the Purchaser shall be necessary to preserve such lien and security interest. The Purchaser shall be deemed to have consented to any sale or disposition of the Excluded Equipment free and clear of all of its liens on and security interests in the Excluded Equipment. Upon the sale or disposition of the Excluded Equipment, the Purchaser’s lien on and security interest in such Excluded Equipment shall be automatically terminated and released, and the Purchaser shall execute and deliver such agreements to evidence and effectuate such termination and release as the Debtors may request, and the Debtors shall be authorized to file on behalf of the Purchaser termination statements or such other filings as may be applicable to the extent such authorization is required under the Uniform Commercial Code of the applicable jurisdiction.

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26. Upon the occurrence of the Closing Date, the Assumed Contracts shall be transferred to, and remain in full force and effect for the benefit of, the Purchaser in accordance with their respective terms, notwithstanding any provision in any such Assumed Contract (including those of the type described in sections 365(b)(2) and (f) of the Bankruptcy Code) that prohibits, restricts or conditions such assignment or transfer or triggers a claim of a right of first refusal. Any provision in any Assumed Contract that purports to declare a breach, default or termination or raises a right of first refusal as a result of a change of control of the Purchased Assets or requires the consent of any Contract Counterparty for the assumption and assignment thereof is hereby deemed unenforceable under section 365(f) of the Bankruptcy Code. Pursuant to section 365(k) of the Bankruptcy Code, the Debtors shall be relieved from any liability with respect to the Assumed Contracts occurring after such assignment to and assumption by the Purchaser except as expressly provided in the APA.

27. There shall be no rent accelerations, assignment fees, increases or any other fees charged to the Purchaser, its successors or assigns, or the Debtors as a result of the assumption and assignment of the Assumed Contracts.

28. All defaults or other obligations of the Debtors under the Assumed Contracts arising or accruing prior to the closing of the Sale (without giving effect to any acceleration clauses or any default provisions of the kind specified in section 365(b)(2) of the Bankruptcy Code) shall be cured as set forth in the APA as of the Closing Date or as soon thereafter as practicable. The Purchaser shall have no liability or obligation for any such defaults or other obligations arising or accruing prior to the Closing Date, except as otherwise expressly provided in the APA.

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29. Each Contract Counterparty that has not filed a timely objection to the assumption and assignment of its Assumed Contract, including to any Cure Cost, is hereby forever barred, estopped and permanently enjoined from filing any such objection and from asserting, prosecuting or otherwise pursuing any of Debtors, the Purchaser or any of their respective affiliates, successors or assigns or any of their respective affiliates, agents, representatives, counsel and advisors, the Purchased Assets or any other assets or operations of any of the Debtors or the Purchaser on the basis that any amounts in excess of the Cure Cost set forth opposite such Assumed Contract on Exhibit B hereto is owing with respect to any defaults under such Assumed Contract and/or that any other conditions to assumption or assignment must be satisfied in order for the Assumed Contract to be assumed by any of the Debtors and assigned to the Purchaser. Any objection of a Contract Counterparty to assumption and /or assumption and assignment that has been filed and served in connection with the Sale or the Debtors’ First Omnibus Motion for Authorization to Assume or Reject Unexpired Leases of Nonresidential Real Property and to Abandon Certain Personal Property [ECF No 716] and that have not been resolved or withdrawn as stated upon the record of the Sale Hearing are deemed to be objections either solely relating to Cure Costs or which are inadequate on their face as a matter of law and are hereby overruled. All parties who have failed to raise with particularity that such party’s consent is required for the Debtors to assume and assign such Assumed Contract are hereby deemed to have given the consent contemplated by section 365(c)(1)(B) and (f)(1) of the Bankruptcy Code to the assumption of such Assumed Contract by the Debtors and the assignment of such Assumed Contract to the Purchaser.

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30. Any timely objection to a proposed Cure Cost that is filed and served in accordance with the Assumption Procedures (as modified herein) that has not been resolved, withdrawn or overruled on or prior to the Closing Date may be heard at a later date as set by the Court after the Closing Date. Subject to the proviso, the Debtors may, in their sole discretion, settle objections to proposed Cure Costs without any further notice to or action by any party or order of the Court (including by paying, or directing the Purchaser to pay in accordance with the terms of the APA, any agreed Cure Costs).

31. All non-Debtor counterparties to the Assumed Contracts shall cooperate and expeditiously execute and deliver, upon the reasonable requests of the Purchaser, and shall not charge the Debtors or the Purchaser, as applicable, for, any instruments, applications, consents or other documents which may be required or requested by any public or quasi-public authority or other party or entity to effectuate the applicable transfers in connection with the transactions contemplated by the APA.

32. Nothing in this Order, the Motion, any notice of assignment or assumption and assignment, or any notice or any other document is or shall be deemed an admission by the Debtors that any contract or lease is an executory contract or unexpired lease or must be assumed and assigned pursuant to the APA or in order to consummate the Sale or the other Transactions.

33. The failure of the Debtors or the Purchaser to enforce at any time one or more terms or conditions of any Assumed Contract shall not constitute a waiver of any such terms or conditions, or of the Debtors’ or the Purchaser’s rights to enforce every term and condition of the Assumed Contracts.

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34. Upon the occurrence of the closing of the Sale, the Purchaser shall assume all liabilities associated with the Assumed Contracts in accordance with the terms of the APA.

35. For the avoidance of doubt, the Cure Costs do not include, and each applicable Debtor shall not be deemed to have satisfied, any obligation to pay any unmined mineral tax, real estate tax, or any other tax that has accrued but is not yet due and payable under any Assumed Contract.

36. The Debtors are hereby authorized to execute the Surety Letter Agreement and all other documentation reasonably necessary to effectuate the release of collateral held by their surety bond providers in accordance with the Surety Letter Agreement.

37. Nothing in this Order or the APA releases, nullifies, precludes, or enjoins the enforcement of any police or regulatory liability (including, but not limited to, for reclamation and mitigation and any associated long-term protection requirements) to a “governmental unit” (as defined in section 101(27) of the Bankruptcy Code) (a) with respect to an Assumed Liability under the APA or (b) that any entity could be subject to as and to the extent it is the owner or operator of property sold or transferred pursuant to this Order after the Closing Date; provided, however, that the foregoing shall not limit, diminish or otherwise alter the Debtors’ or the Purchaser’s defenses, claims, causes of action, or other rights under applicable nonbankruptcy law with respect to any liability that may exist to a governmental unit at such owned or operated property. Nothing in this Order or the APA waives any obligation of the Debtors or the Purchaser to comply with applicable legal requirements under police or regulatory law governing the transfer or assignment of, or compliance with, any governmental (a) license, (b) permit, (c) registration, (d) authorization or (e) approval. Nothing in this Order divests any tribunal of any jurisdiction it may have under police or regulatory law to interpret this Order or to adjudicate any defense asserted under this Order, subject to the Debtors’ and the Purchaser’s rights to assert in that forum or before this Court that any such laws are not in fact police or regulatory law or that such enforcement is impermissible under applicable law.

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38. To the extent provided in the APA and available under applicable law, the Purchaser shall be authorized, as of the Closing Date, to operate under any license, permit, registration, and any other governmental authorization or approval of the Debtors with respect to the Purchased Assets and the Assumed Contracts, and all such licenses, permits, registrations, and governmental authorizations and approvals are deemed to have been, and hereby are, directed to be transferred to the Purchaser as of the Closing Date. To the extent any license or permit necessary for the operation of the business is determined not to be an executory contract assumable and assignable under section 365 of the Bankruptcy Code, the Purchaser shall apply for and obtain any necessary license or permit promptly after the Closing Date.

39. All objections and responses to the Motion, this Order and/or the relief granted herein (including all reservations of rights including therein) that have not been adjourned, withdrawn, waived, settled or otherwise resolved are hereby denied and overruled in all respects on the merits with prejudice.

40. The Debtors are authorized and empowered to take all actions necessary to implement the relief granted in this Order.

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41. As of the time of the closing of the Sale, all agreements of any kind whatsoever and all orders of this Court entered prior to the date hereof shall be deemed amended or otherwise modified to the extent required to permit consummation of the Sale.

42. The APA and any related agreements, documents or other instruments may be modified, amended, or supplemented through a written document signed by the parties thereto in accordance with the terms thereof; provided, that, (a) an order of this Court has approved such modification, amendment, or supplement; (b) such modification, amendment or supplement is not material or (c) such modification, amendment or supplement is made in the ordinary course of business.

43. The failure specifically to include any particular provisions of the APA or any related agreements in this Order shall not diminish or impair the effectiveness of such provision, it being the intent of the Court, the Debtors and the Purchaser that the APA and any related agreements are authorized and approved in their entirety with such amendments thereto as may be made by the parties in accordance with this Order.

44. Any utility (as that term is used in section 366 of the Bankruptcy Code) that received an Adequate Assurance Deposit (as defined in the Order (i) Prohibiting Utilities from Altering, Refusing or Discontinuing Service, (ii) Deeming Utility Companies Adequately Assured of Future Performance and (iii) Establishing Procedures for Determining Requests for Additional Adequate Assurance, dated April 11, 2014 [ECF No. 93]) from any of the Debtors with respect to the Purchased Assets shall return such Adequate Assurance Deposit to the Debtors within ten days after the Closing Date.

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45. To the extent provided by section 525 of the Bankruptcy Code, no governmental unit may deny, revoke, suspend or refuse to renew any permit, license or similar grant relating to the Purchased Assets and the Assumed Contracts on account of the filing or pendency of the Chapter 11 Cases.

46. The requirement under Local Bankruptcy Rule 9013-1(G) to file a memorandum of law in connection with the Motion is hereby waived.

47. Notice of the Motion, the APA, the Sale, the assumption and assignment of the Assumed Contracts (including proposed Cure Costs related thereto) and the Sale Hearing was fair and equitable under the circumstances and complied in all respects with the Strategic Transaction Bidding Procedures Order; provided, however, that the Assumption Procedures are hereby modified to provide that a Contract Counterparty who receives notice of assignment or assumption and assignment shall have until 10:00 a.m. Eastern Time on December 29, 2014, being the date that is seven (7) days from the service of such notice, to file and serve an objection to the assumption, assignment and/or proposed Cure Cost, if any, which shall be otherwise in accordance with the Assumption Procedures, and all applicable sections of the Bankruptcy Code, Bankruptcy Rules and Local Bankruptcy Rules.

48. In the event of any inconsistencies between this Order and any prior order or pleading in the Chapter 11 Cases, the Motion and/or the APA, this Order shall govern in all respects.

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49. Nothing contained in any plan of reorganization or liquidation confirmed in the Chapter 11 Cases or any order of the Court confirming such plan or in any order in the Chapter 11 Cases, shall alter, conflict with, or derogate from, the provisions of the APA or the terms of this Order. The provisions of this Order and the APA and any actions taken pursuant hereto or thereto shall survive entry of any order that may be entered by the Court in the Chapter 11 Cases, and the terms and provisions of this Order and the APA, as well as the rights and interests granted pursuant to this Order and the APA, shall continue in the Chapter 11 Cases or any superseding case and shall be specifically performable and enforceable against the Debtors, their estates and the Purchaser, and each of their respective successors and permitted assigns, including any trustee or other fiduciary appointed.

50. For the avoidance of doubt, paragraphs 51 through 54 of the Order (i) Approving the Sale of a Substantial Portion of the Debtors’ Assets Free and Clear of all Non-Assumed Liens, Claims, Encumbrances and Interests, (ii) Approving the Assumption and Assignment of Certain Executory Contracts and Unexpired Leases, and (iii) Granting Related Relief [ECF No. 599] (the “Blackhawk Sale Order”) shall continue in full force and effect in accordance with their terms.  The Debtors shall pay to the DIP Agent, or direct Lexon and/or Indemnity (as each such term is defined in the Surety Letter Agreement) to pay to the DIP Agent on behalf of the Debtors solely from the amounts being paid/released to the Debtors pursuant to the Surety Letter at paragraphs 1 and 2 on page 1, all amounts required to be paid to the DIP Agent in accordance with the Blackhawk Sale Order. Notwithstanding paragraphs 8 through 12 or anything to the contrary in this Order, none of the DIP Liens shall be released until payment in full in cash of the outstanding DIP Obligations (other than any Contingent Obligations not yet due at the time of such payment) provided that the rights of the DIP Agent and the DIP Lenders under the Blackhawk Sale Order shall continue and be in full force and effect. Upon payment in full in cash of the outstanding DIP Obligations (other than any Contingent Obligations not yet due at the time of such payment), the DIP Liens shall be fully terminated, released and discharged, and all rights to the Collateral (as defined in the DIP Order) shall revert to the Debtors. The DIP Agent and each DIP Lender shall take all actions to effectuate and confirm such termination, release and discharge as reasonably requested by the Debtors. The Debtors are authorized to file any necessary or desirable documents to evidence such termination, release and discharge in the name of any party secured by such DIP Liens.

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51. The Debtors are authorized to execute, deliver and perform under any document required to effectuate the payment in full in cash and the discharge of the outstanding DIP Obligations (other than any Contingent Obligations not yet due at the time of such payment) and release of the DIP Liens, including, but not limited to, any document evidencing such payment and release of liens.

52. Notwithstanding any Bankruptcy Rule (including, but not limited to, Bankruptcy Rules 6004(h) and 6006(d)) or Local Bankruptcy Rule that might otherwise delay the effectiveness of this Order and which are hereby waived, the terms and conditions of this Order shall be immediately effective and enforceable upon its entry. Time is of the essence in closing the Sale, and the Debtors and the Purchaser intend to close the Sale as soon as practicable. Therefore, any party objecting to this Order must exercise due diligence in filing an appeal and pursuing a stay, or risk their appeal being foreclosed as moot.

53. The provisions of this Order are nonseverable and mutually dependent.

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54. This Court shall retain exclusive jurisdiction over any and all matters arising from or related to the implementation or interpretation of this Order, the APA or any document related thereto.

Richmond, Virginia

Dated: December 29, 2014

KEVIN R. HUENNEKENS UNITED STATES BANKRUPTCY JUDGE

Entered on Docket: ___Dec 29 2014__________

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WE ASK FOR THIS:

/s/ Henry P. (Toby) Long, III

Tyler P. Brown (VSB No. 28072)

Henry P. (Toby) Long, III (VSB No. 75134)

Justin F. Paget (VSB No. 77949)

HUNTON & WILLIAMS LLP

Riverfront Plaza, East Tower
951 East Byrd Street
Richmond, Virginia 23219

Telephone: (804) 788-8200

Facsimile: (804) 788-8218

Local Counsel to the Debtors and Debtors in Possession

-and-

Marshall S. Huebner (admitted pro hac vice)

Brian M. Resnick (admitted pro hac vice)

Michelle M. McGreal (admitted pro hac vice)

DAVIS POLK & WARDWELL LLP

450 Lexington Avenue

New York, New York 10017

Telephone: (212) 450-4000

Facsimile: (212) 607-7973

Counsel to the Debtors and Debtors in Possession

CERTIFICATION OF ENDORSEMENT UNDER LOCAL BANKRUPTCY RULE 9022-1(C) I hereby certify that the foregoing proposed order has been endorsed by or served upon all necessary parties.
/s/ Henry P. (Toby) Long, III

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